             Exhibit 99.1

IRIDEX Announces Preliminary Unaudited Revenues for 2016 Fourth Quarter and Full Year

Mountain View, CA. – January 9, 2017 – IRIDEX Corporation (Nasdaq: IRIX) today reported preliminary revenues of approximately $12.4 to $12.5 million and $46.0 to $46.1 million for the fourth quarter and full year 2016, respectively, meeting the previously provided quarterly and full year guidance provided by the Company.  Revenue growth compared to fourth quarter and full year 2015 was driven by the Company’s new flagship Cyclo G6™ glaucoma laser platform that is powered by the Company’s proprietary MicroPulse™ technology. For the 2016 fourth quarter, the Company sold approximately 96 Cyclo G6™ glaucoma laser systems and shipped approximately 8,000 G6 probes.

“The G6 platform continues to outperform our expectations in terms of both systems sold and disposable probe utilization.  The G6 platform is rapidly transforming our business and the treatment of glaucoma as evidenced by continued strong market acceptance of our products and clinical feedback from our customers,” stated William M. Moore, President and CEO.

The Company expects to release its complete fourth quarter and full year 2016 results in early March 2017, at which time, the Company will provide guidance for full year 2017.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning its anticipated revenues for the quarter ended December 31, 2016, the timing of the release of the Company’s complete financial results for 2016 fourth quarter and full year, market acceptance of and clinical feedback related to the Cyclo G6 platform, and the impact of the Cyclo G6 platform on the Company’s business.  These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as the result of a number of factors, including accounting adjustments made by the Company in the process of closing the 2016 fourth quarter, risks associated with the sale, development and production of Company products, and changes in the industries in which the Company operates.  Please see a detailed description of the risks to the Company contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission, and the prospectus filed by the Company with the Securities and Exchange Commission pursuant to Rule 424(b) on December 9, 2016. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:
Atabak Mokari	Matt Clawson
CFO & VP, Corporate Development	Pure Communications
650-940-4700	949-370-8500
matt@purecommunicationsinc.com